SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

December 2, 2009

Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC 20549
 U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Musician’s Exchange (the “Company”). We have read the Company’s amended current report on 8-K/A dated December 2, 2009 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/S/ Seale & Beers, CPAs
Seale & Beers, CPAs
Las Vegas, Nevada

CC: U.S. Securities & Exchange Commission
      Office of the Chief Accountant
      100 F Street, NE
      Washington, DC 20549
      202-551-5300 Phone
      202-772-9252 Fax

50 South Jones Blvd., Suite 202, Las Vegas, NV 89107 888-727-8251 Fax: 888-782-2351